Exhibit 99.2

NovaBay Pharmaceuticals, Inc. Announces Pricing of Registered Direct Offering of Common Stock and Warrants

EMERYVILLE, Calif., August 21, 2009-- NovaBay Pharmaceuticals, Inc. (NYSE-Amex: NBY) announced that it has entered into definitive subscription agreements with investors pursuant to a registered direct offering for the sale of 1,225,000 units each consisting of (i) one share of common stock and (ii) one warrant to purchase one share of common stock, at a purchase price of $2.00 per unit.  The warrants will be exercisable 180 days after issuance at $2.75 per share and will expire five years from the date of issuance. The shares of common stock and warrants are immediately separable and will be issued separately.  There is not expected to be a public trading market for the units or the warrants.

NovaBay estimates the gross offering proceeds to be approximately $2.45 million, and net proceeds to be approximately $2.01 million, after deducting placement agent fees and estimated offering expenses.

The closing of the transaction is scheduled to occur on August 26, 2009, subject to the satisfaction of customary closing conditions. All of the securities were offered pursuant to an effective shelf registration statement.

Proceeds from the transaction will be used for general corporate purposes, including clinical trial expenses, research and development expenses, and general and administrative expenses.

Maxim Group LLC acted as the exclusive placement agent for the transaction.

A shelf registration statement relating to the shares of common stock and warrants issued in the offering (and the shares of common stock issuable upon exercise of the warrants) has been filed with, and declared effective by, the Securities and Exchange Commission (the "SEC"). A prospectus supplement relating to the offering will be filed with the SEC. Copies of the prospectus supplement and accompanying prospectus may be obtained at the SEC’s website at http://www. sec.gov, or from the offices of Maxim Group LLC, 405 Lexington Avenue, New York, New York 10174, Attn: Prospectus Department, (212) 895-3685.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of our shares of common stock or warrants. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

About NovaBay

NovaBay Pharmaceuticals is a clinical stage biopharmaceutical company focused on developing its proprietary and patented Aganocide® compounds, which are novel, synthetic anti-infective product candidates that are bioequivalent to the active antimicrobial molecules generated within white blood cells to treat and prevent a wide range of infections without causing bacterial resistance. NovaBay has internal development programs aimed at addressing hospital and respiratory infections. The company has a licensing and research collaboration agreement with Alcon, Inc. for use of its Aganocide® compounds to treat eye, ear and sinus infections as well as in contact lens care solutions. NovaBay has also entered into an agreement with Galderma S.A. to develop and commercialize Aganocides in acne, impetigo and other dermatological indications. NovaBay® and Aganocide® are trademarks of NovaBay Pharmaceuticals, Inc.

Cautionary Note on Forward Looking Statements

This press release contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, which may cause NovaBay's actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements.  For example, there are risks associated with investors fulfilling their obligations to purchase the securities and NovaBay's ability to satisfy its conditions to close the offering.  NovaBay is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.